Exhibit 99.1

Date:	December 17, 2008	NEWS RELEASE

For Release:	IMMEDIATELY

Hubbell Incorporated 584 Derby-Milford Road P. O. Box 549 Orange, CT 06477 203-799-4100
Contact:	William R. Sperry

HUBBELL DIRECTORS EXTEND RIGHTS PLAN
     ORANGE, CT. (December 17, 2008) — Hubbell Incorporated (NYSE: HUBA, HUBB) announced today that its Board of Directors has extended the expiration date of its Shareholder Rights Agreement to December 31, 2018. The Agreement was set to expire in December 2008. The Agreement was amended to conform with current practice — no other substantive amendments were made.
     The purchase price of each Right issued under the Rights Agreement remains at $175. The Rights Agreement also retains the trigger threshold of 20 percent or more of the Class A common stock for both “flip-in” and “flip-over” events and the shareholder-friendly “permitted tender offer” exception.
     The Board’s decision to extend the Agreement is a continuation of Hubbell’s efforts to protect the long term interests of its shareholders by encouraging potential acquirers to avoid the use of potentially coercive or manipulative takeover practices and to negotiate with the Board of Directors. Hubbell’s Rights Agreement addresses special concerns relating to the Company’s dual-class common stock capitalization whereby a potential acquirer of high-vote Class A common stock could attempt to treat Class B common stockholders unfairly.
     Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2007 revenues of $2.5 billion, Hubbell Incorporated operates manufacturing facilities in the U.S., Canada, Puerto Rico, Mexico, Italy, Switzerland, Brazil, Australia and the United Kingdom, participates in joint ventures in Taiwan and the People’s Republic of China, and maintains sales offices in Singapore, Hong Kong, South Korea, the People’s Republic of China, Mexico, and the Middle East. The corporate headquarters is located in Orange, CT.
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